FILED PURSUANT TO RULE 424(B)(2)

REGISTRATION NO: 333-161712

MARKET PARTICIPATION NOTE PRODUCT SUPPLEMENT NO. MP-1

To prospectus dated August 23, 2012 and

prospectus supplement dated October 3, 2012

MARKET PARTICIPATION NOTES

SunTrust Banks, Inc. may, from time to time, offer and sell market participation notes (the “notes”) linked to the performance of a Reference Asset that will pay an interest payment at maturity based on the performance of such asset. The Reference Asset may consist of one or more indices, each of which we refer to as an “index,” one or more exchange traded funds, each of which we refer to as a “fund”, one or more exchange rates, each of which we refer to as an “exchange rate” or to a weighted basket of indices, funds and/or exchange rates. An index may be composed of either equity securities or commodity futures contracts. A fund may track the performance of an underlying index or basket of securities, commodities, currencies or other market measures. We refer generally to any index, fund, exchange rate or basket as a “Reference Asset.”

This product supplement no. MP-1 describes terms that will apply generally to the notes, and supplements the terms in the prospectus supplement and prospectus. For each offering of notes, we will provide you with a separate term sheet or pricing supplement (each a “pricing supplement”) that will describe the specific terms of that offering. Prior to delivery of the final pricing supplement, during the marketing of the notes, we may provide you with a free writing prospectus describing the anticipated terms of the notes. If the terms described in the relevant pricing supplement are inconsistent with those described in this document, or in the prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

The Reference Asset to which the notes will be linked will be specified in the applicable pricing supplement and may be described in a specified index supplement. The maturity date of the notes will be specified in the applicable pricing supplement, subject to the occurrence of a market disruption event.

Periodic Interest Payments

Any periodic interest payments prior to the maturity date and the dates and calculation of such periodic interest payments will be specified in the applicable pricing supplement. If the applicable pricing supplement does not specify periodic interest payments, then no interest payments will be payable with respect to your notes prior to the maturity date.

Payment at Maturity

Unless otherwise specified in the applicable pricing supplement, on the maturity date, you will receive a payment equal to the outstanding principal amount of your notes plus an interest payment, if any. The interest payment will be equal to the principal amount of your notes multiplied by the product of the Index Appreciation Rate and the Participation Rate; provided, that the interest payment at maturity cannot be less than zero or any minimum interest payment, if applicable.

Key Terms

Index Appreciation Rate:	(Final Level - Initial Level) / Initial Level

Except for Bearish Notes, calculated as: (Initial Level - Final Level) / Initial Level

Final Level:	Unless otherwise specified in the applicable pricing supplement, either the closing level of the Reference Asset on the valuation date or the arithmetic average of the closing levels of the Reference Asset on each of several specified valuation dates.

Initial Level:	Unless otherwise specified in the applicable pricing supplement, the closing level of the Reference Asset on the pricing date.

Participation Rate:	A percentage specified in the applicable pricing supplement. The Participation Rate may be greater than or less than 100%.

The “valuation date(s)”, “Initial Level”, “Final Level”, “Participation Rate”, “pricing date”, “maturity date” and “minimum interest payment”, if applicable, will be defined in the applicable pricing supplement.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page PS-6.

The notes are our senior, unsecured obligations. The notes are not deposits or other obligations of SunTrust Bank or any other bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

These notes have not been approved by the Securities and Exchange Commission (the “SEC”) or any state securities commission, nor have these organizations determined that this product supplement no. MP-1, the accompanying prospectus supplement and prospectus are accurate or complete. Any representation to the contrary is a criminal offense.

SunTrust Robinson Humphrey

October 3, 2012

PRODUCT SUPPLEMENT NO. MP-1

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NOTICE TO INVESTORS

Offers and sales of the notes are subject to restrictions in some jurisdictions. The distribution of this product supplement no. MP-1, the prospectus supplement, the prospectus and any index supplement or pricing supplement and the offer or sale of the notes in some other jurisdictions may be restricted by law. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This product supplement no. MP-1, the prospectus, the prospectus supplement and any index supplement or pricing supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

PRODUCT SUPPLEMENT SUMMARY

This summary sets forth questions and answers highlighting information about the notes to help you understand the notes. You should carefully read the entire prospectus, prospectus supplement, this product supplement no. MP-1, any relevant index supplements and any accompanying pricing supplement to fully understand the terms of the notes and the Reference Asset, as well as the tax and other considerations that are important in deciding whether to invest in the notes. You should also review the “Risk Factors” section on page PS-6 and in the prospectus supplement and any pricing supplement or index supplement to determine whether an investment in the notes is appropriate. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this product supplement no. MP-1, the prospectus, the prospectus supplement, any relevant index supplements and any applicable pricing supplement. References to the “prospectus” mean our prospectus, dated August 23, 2012, and references to the “prospectus supplement” mean our Series A Medium Term Notes prospectus supplement, dated October 3, 2012, which supplements the prospectus.

As used herein, references to “SunTrust,” “we,” “us” and “our” are to SunTrust Banks, Inc.

Will I receive the principal amount of my notes at maturity?

Unless otherwise specified in the applicable pricing supplement, on the maturity date, each holder of the notes will receive a cash payment equal to the outstanding principal amount of such holder’s notes plus any interest payment, subject to our ability to pay our obligations as they come due.

Will interest be payable on my notes?

Periodic interest on the notes, if any, will be specified in the applicable pricing supplement. If the applicable pricing supplement does not specify periodic interest payments, then no interest payments will be payable with respect to your notes prior to the maturity date. Interest may be payable on the notes on the maturity date based on the performance of the Reference Asset. Unless otherwise specified in the applicable pricing supplement and subject to the minimum interest payment, if applicable, the interest payment at maturity will be the product of the outstanding principal amount of your notes multiplied by the Index Appreciation Rate and the Participation Rate. The interest payment at maturity will not be less than zero. We sometimes refer to notes with a negative exposure to the Reference Asset as “Bearish Notes” because they provide bearish exposure to the Reference Asset and, subject to any specified minimum interest payment, will pay interest at maturity only if the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset.

Any interest payable on your notes on the maturity date will be determined based on the Index Appreciation Rate and the Participation Rate. Unless otherwise specified in the applicable pricing supplement, for notes other than Bearish Notes, the Index Appreciation Rate will equal the quotient of

(x) the Final Level of the Reference Asset minus the Initial Level of the Reference Asset divided by (y) the Initial Level of the Reference Asset. For Bearish Notes, the Index Appreciation Rate will equal the quotient of (x) the Initial Level of the Reference Asset minus the Final Level of the Reference Asset divided by (y) the Initial Level of the Reference Asset. Unless otherwise specified in the applicable pricing supplement, the Final Level of the Reference Asset will be either the closing level of the Reference Asset on the final valuation date or the arithmetic average of the closing levels of the Reference Asset on several specified valuation dates. Unless otherwise specified in the applicable pricing supplement, the Initial Level of the Reference Asset will be the closing level of the Reference Asset on the pricing date. The Participation Rate adjusts the Index Appreciation Rate to determine the interest payable on your notes. The Participation Rate will be a percentage, reflecting the portion of the performance of the Reference Asset that will be payable as interest on your notes. The Participation Rate may be greater than or less than 100%.

For notes other than Bearish Notes:

•

If the Participation Rate is less than 100%, then the interest payment on the notes will be less than the change in the level of the Reference Asset reflected in the Index Appreciation Rate. For example, if the Final Level is 110, the Initial Level is 100 and the Participation Rate is 70%, then the Index Appreciation Rate will be equal to 10% ((110 - 100) / 100), but the rate of interest payable on the notes will be 7% (70% x 10%). Subject to any minimum interest payment, no interest will be payable if the Final Level is less than or equal to the Initial Level.

•

If the Participation Rate is greater than 100%, then the interest payment on the notes will be greater than the change in the level of the Reference Asset reflected in the Index Appreciation Rate. For example, if the Final Level is 110, the Initial Level is 100 and the Participation Rate is 120%, then the Index Appreciation Rate will be equal to 10% ((110 - 100) / 100), but the rate of interest payable on the notes will be 12% (120% x 10%). Subject to any minimum interest payment, no interest will be payable if the Final Level is less than or equal to the Initial Level.

For Bearish Notes:

•

If the Participation Rate is less than 100%, then the interest payment on the notes will be less than the change in the level of the Reference Asset reflected in the Index Appreciation Rate. For example, if the Final Level is 90, the Initial Level is 100 and the Participation Rate is 70%, then the Index Appreciation Rate will be equal to 10% ((100 - 90) / 100), but the rate of interest payable on the notes will be 7% (70% x 10%). Subject to any minimum interest payment, no interest will be payable if the Final Level is greater than or equal to the Initial Level.

•

If the Participation Rate is greater than 100%, then the interest payment on the notes will be greater than the change in the level of the Reference Asset reflected in the Index Appreciation Rate. For example, if the Final Level is 90, the Initial Level is 100 and the Participation Rate is 120%, then the Index Appreciation Rate will be equal to 10% ((100 - 90) / 100), but the rate of interest payable on the notes will be 12% (120% x 10%). Subject to any minimum interest payment, no interest will be payable if the Final Level is greater than or equal to the Initial Level.

Any minimum interest payment will be specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, no minimum interest payment will be payable with respect to the notes.

The “valuation date”, “maturity date”, “pricing date”, “Initial Level”, “Final Level”, “Index Appreciation Rate” and “Participation Rate” will be specified in the applicable pricing supplement.

How much principal will I receive upon maturity of the notes?

Subject to the impact of a market disruption event (including the early acceleration of the amounts due and payable under the notes under certain circumstances) and our ability to pay our obligations as they come due and unless otherwise specified in the applicable pricing supplement, on the maturity date, you will receive an amount in cash equal to the outstanding principal amount of your notes plus any interest payment payable with respect to your notes.

Please see “Payments on the Notes” on page PS-14 for additional terms related to the notes. The applicable pricing supplement will specify any additional terms related to the particular offering.

How will the interest payment at maturity be calculated for notes linked to a basket?

Unless otherwise specified in the relevant pricing supplement, for notes other than Bearish Notes linked to a basket, any interest payments and the payment on the maturity date will be based on a “Basket Return”, where the Basket Return is calculated as follows:

The Basket Return equals the sum of the Basket Component Returns for each security, index, fund or other market measure included in the basket (each a “basket component”) multiplied by the Participation Rate. The Basket Component Return for each basket component will be calculated as the quotient of (i) the Final Level of the relevant basket component minus the Initial Level of such basket component divided by (ii) the Initial Level of such basket component, and then multiplied by the weighting of the relevant basket component within the basket. The Final Level of each basket component will be either the closing level of the basket component on the final valuation date or the arithmetic average of the closing levels of the basket component on several specified valuation dates. The Initial Level of each basket component will be the closing level of such basket component on the pricing date.

Unless otherwise specified in the relevant pricing supplement, for Bearish Notes linked to a basket, any interest payments and the payment on the maturity date will be based on a Basket Return, calculated as follows:

The Basket Return equals the sum of the Basket Component Returns for each basket component included in the basket multiplied by the Participation Rate. The Basket Component Return for each basket component in the basket will be calculated as the quotient of (i) the Initial Level of the relevant basket component minus the Final Level of such basket component divided by (ii) the Initial Level of such basket component, and then multiplied by the weighting of the relevant basket component within the basket. The Final Level of each basket component will be either the closing level of the basket component on the final valuation date or the arithmetic average of the closing levels of the basket component on several specified valuation dates. The Initial Level of each basket component will be the closing level of such basket component on the pricing date.

The weighting of each basket component within the basket will be expressed as a percentage of the total basket and will be specified in the applicable pricing supplement.

Do the notes have a minimum interest payment?

If specified in the applicable pricing supplement, a minimum interest payment may be payable on the notes for one or more interest payment dates (including the maturity date, if applicable). Unless otherwise specified in the applicable pricing supplement, you will not be entitled to any minimum interest payment with respect to any interest payment date (including the maturity date).

Is there a secondary market for the notes?

The notes are a buy and hold investment. You should invest only if you are able and willing to hold the notes until maturity. There may not be a secondary market for the notes. SunTrust Robinson Humphrey, Inc. or one of our other affiliates may make a market in the notes, but SunTrust Robinson Humphrey, Inc. and our other affiliates are under no obligation to do so. If one of our affiliates acts as a market maker, the price at which you will be able to sell your notes is likely to depend on the price, if any, that such affiliate is willing to pay for the notes. The price at which such affiliate is willing to purchase the notes may be less than the price you paid for your notes. If one of our affiliates does not act as a market maker for the notes, it is likely that there would be no secondary market for the notes.

How will the value of my notes prior to maturity be calculated?

Many factors will determine the market value of the notes. In general, the value of the notes prior to maturity will be primarily impacted by changes in the price or level of the Reference Asset and interest rates. Other factors that may affect the value include:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the notes;

•	the dividend rate on the Reference Asset, if applicable;

•	the occurrence of certain events that may cause an adjustment;

•	our creditworthiness, including actual and anticipated downgrades in our credit rating;

•	economic, financial, political, regulatory, geographical, agricultural, meteorological, or judicial events; and

•	the agent’s commission and our estimated hedging costs.

What are some of the risks of the notes?

An investment in the notes involves risks, including risks not associated with conventional debt securities. You should read carefully the “Risk Factors” section on page PS-6 below and in the prospectus supplement, any applicable index supplement and the applicable pricing supplement.

Who should consider purchasing the notes?

The notes are designed for investors who:

•	seek a potential return greater than that of conventional debt securities with comparable maturities issued by SunTrust or another issuer with a similar credit rating;

•	seek an investment with returns linked to the Reference Asset subject to the Participation Rate;

•	are willing to accept the risk of interest payments based on the level of the Reference Asset and subject to the Participation Rate;

•	are able and willing to hold the notes until maturity and understand that there will be little or no secondary market for the notes;

•	are willing to forgo dividends and distributions payable to holders of the Reference Asset;

•	are willing to forgo any interest payment if the product of the Index Appreciation Rate multiplied by the Participation Rate is less than or equal to zero;

•	are willing to forgo periodic interest payments; and

•	are willing and able to assume our credit risk.

The notes are not designed for investors who:

•	seek the lower risk of conventional fixed income investments;

•	prefer to invest in the Reference Asset outright without the upside limitation of the Participation Rate;

•	are not willing to accept the risk of investing in the Reference Asset;

•	prefer to receive any dividends or distributions payable to the holders of the Reference Asset;

•	seek an investment with an active secondary market;

•	are unable or unwilling to hold the investment until maturity;

•	are unwilling to forgo interest payments;

•	are unwilling or unable to assume our credit risk; or

•	seek periodic income from this investment.

What is the Reference Asset?

The specific Reference Asset will be specified in the applicable pricing supplement and may be described in an applicable index supplement.

Please note that an investment in the notes does not entitle you to any ownership or other interest in the Reference Asset or any sponsor or issuer of the Reference Asset, and you will not receive any payments in respect of dividends or other distributions that may be payable to actual holders of the Reference Asset. The sponsor or issuer of the Reference Asset is not an affiliate of the issuer and is not involved in this offering in any way. The notes are our debt obligations and are not obligations of the sponsor or issuer of the Reference Asset. No sponsor or issuer of a Reference Asset has any obligation to you with respect to the notes.

How does an investment in the notes differ from an investment in the Reference Asset?

Unless otherwise specified in the applicable pricing supplement, unlike an investment in the Reference Asset, you will receive the principal amount of your notes at maturity regardless of any change in the price or level of the Reference Asset. While the interest payment at maturity is based on the price or level of the Reference Asset, you will not be entitled to benefit from any increase in the price or level of the Reference Asset other than the payment of interest in an amount equal to the product of the principal amount of your notes multiplied by the product of the Index Appreciation Rate and Participation Rate. If the Participation Rate is less than 100% and the Final Level is greater than the Initial Level, then your interest payment at maturity will be less than the amount you would have received by investing directly in the Reference Asset. For Bearish Notes, interest will only be payable with respect to the notes on the maturity date if the Final Level of the Reference Asset is less than the Initial Level of the Reference Asset.

In addition to the differences between interest payable on the notes and changes in the level of the Reference Asset, you will not be a beneficial owner of the Reference Asset and therefore will not be entitled to receive any dividends or similar distributions paid on the Reference Asset nor will you be entitled to purchase the Reference Asset by virtue of your ownership of the notes. Moreover, you will not be entitled to any voting rights or other control rights that holders of the Reference Asset may have. Instead you will potentially receive, on the maturity date, a higher interest payment than the interest payment that would generally be paid on ordinary debt securities with comparable maturities of SunTrust Banks, Inc. or an issuer with a comparable credit rating. Unlike a direct investment in the Reference Asset, an investment in the notes also subjects you to our credit risk.

What about taxes?

For a complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations.”

RISK FACTORS

The notes are riskier than ordinary unsecured debt securities. Prospective purchasers of the notes should understand the risks of investing in the notes and should reach an investment decision only after careful consideration with their advisors of the suitability of the notes in light of their particular financial circumstances, the following risk factors and the other information included or incorporated by reference in the applicable pricing supplement, this product supplement no. MP-1, any applicable index supplement, the prospectus supplement and the prospectus. We have no control over a number of matters, including economic, financial, regulatory, geographic, judicial and political events, that are important in determining the existence, magnitude, and longevity of these risks and their influence on the value of, or the payments made on, the notes. You should not purchase the notes unless you understand and can bear these investment risks.

We urge you to read the section “Risk Factors” on page S-2 in the accompanying prospectus supplement. Your notes will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Notes Generally

The notes are unsecured debt obligations of SunTrust Banks, Inc. and are not obligations of any other party. Your investment in the notes is subject to our credit risk.

The notes are senior unsecured debt obligations of the issuer, SunTrust Banks, Inc., and are not, either directly or indirectly, an obligation of any third party. The notes are not deposits or other obligations of SunTrust Bank or any other bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. Any payment to be made on the notes depends on the ability of SunTrust Banks, Inc. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of SunTrust Banks, Inc. may affect the market value of the notes and, in the event that SunTrust Banks, Inc. defaults on its obligations, you may not receive the amounts owed to you under the terms of the notes.

Your potential return on the notes at maturity may be limited by the Participation Rate and may not reflect the full performance of the Reference Asset.

Your payment at maturity per note will not be greater than an amount equal to the principal amount plus any interest payable on the maturity date. The maximum possible return for each note at maturity is limited to the product of the Index Appreciation Rate and the Participation Rate. If the Participation Rate is less than 100%, then any interest payment payable at maturity will likely be less than the return you would have received from a direct investment in the Reference Asset. In addition to the impact of the Participation Rate, if the Final Level is subject to an averaging calculation, that may also limit your potential return. With respect to Bearish Notes, no interest will be payable on the maturity date if the Final Level of the Reference Asset is greater than the Initial Level of the Reference Asset, reflecting an increase in the price or level of the Reference Asset.

You will not receive periodic interest payments.

Unless otherwise specified in the applicable pricing supplement, as a holder of the notes, you will not receive periodic interest payments. In addition, if the product of the Index Appreciation Rate multiplied by the Participation Rate is less than or equal to zero, then, subject to any minimum interest payment, you will not receive any interest payment on the notes.

The price or level of the Reference Asset will be measured only on the valuation date or dates specified in the pricing supplement. Even if the level of the Reference Asset exceeds the Initial Level prior to or after one or more valuation dates, you may not receive an interest payment on the maturity date.

The price or level of the Reference Asset will be measured only on the valuation date or dates specified in the applicable pricing supplement. Even if the price or level of the Reference Asset exceeds the Initial Level of the Reference Asset for an extended period of time prior to or after one or more valuation dates, if the price or level of the Reference Asset on the final valuation date (or the arithmetic average of the prices or levels of the Reference Asset on the valuation dates if the applicable pricing supplement specifies multiple valuation dates) does not exceed the Initial Level of the Reference Asset, then the Final Level of the Reference Asset will be less than or equal to the Initial Level of the Reference Asset. In such circumstances, subject to any minimum interest payment, no interest payment will be payable on the maturity date, except in the case of Bearish Notes.

Similarly, with respect to Bearish Notes, even if the price or level of the Reference Asset is less than the Initial Level at any time or for an extended period of time prior to, on or after one or more valuation dates, if the price or level of the Reference Asset on the final valuation date (or the arithmetic average of the prices or levels of the Reference Asset on the valuation dates if the pricing supplement specified multiple valuation dates) is not less than the Initial Level of the Reference Asset, then the Final Level of the Reference Asset will be greater than or equal to the Initial Level of the Reference Asset and, subject to any minimum interest payment, no interest will be payable on the maturity date with respect to such Bearish Notes.

In addition, if the pricing supplement specifies that the price or level of the Reference Asset on a valuation date will be determined based on the closing price or closing level of the Reference Asset and such closing price or closing level on a valuation date (or the arithmetic average of the closing prices or levels if multiple valuation dates are specified) is less than or equal to the Initial Level of the Reference Asset then, even if the price or level of the Reference Asset exceeded the Initial Level at other times on one or more valuation dates, no interest payment will be payable in respect of the notes (other than Bearish Notes) on the maturity date unless a minimum interest payment is specified in the applicable pricing supplement.

With respect to Bearish Notes, if the pricing supplement specifies that the price or level of the Reference Asset on a valuation date will be determined based on the closing price or closing level of the Reference Asset and such closing price or closing level on a valuation date (or the arithmetic average of the closing prices or levels if multiple valuation dates are specified) is greater than or equal to the Initial Level of the Reference Asset then, even if the price or level of the Reference Asset was less than the Initial Level at other times on one or more valuation dates, no interest payment will be payable in respect of the Bearish Notes on the maturity date unless a minimum interest payment is specified in the applicable pricing supplement.

The price of the notes will include commissions and hedging costs of our affiliates.

The original issue price of the notes includes underwriting commissions and fees, structuring costs and our cost of hedging our obligations under the notes through one or more of our affiliates. As a result, assuming no change in market conditions or any other relevant factors, the price at which you will be able to sell the notes in secondary market transactions, if you are able to do so at all, will likely be lower than the original issue price.

Changes that affect the Reference Asset will affect the market value of the notes and the amount you will receive at maturity.

For Reference Assets consisting of funds or indices, the policies of the publisher, sponsor or compiling authority for a Reference Asset (the “reference sponsor”) or the underlying index of a

Reference Asset, as applicable, concerning additions, deletions and substitutions of the constituents included in a Reference Asset or the underlying index of a Reference Asset, as applicable, and the manner in which a reference sponsor takes account of certain changes affecting those constituents included in the relevant Reference Asset or the underlying index of the relevant Reference Asset, as applicable, may affect the price or level of that Reference Asset. The policies of the reference sponsor with respect to the calculation of the relevant Reference Asset or the underlying index of the relevant Reference Asset, as applicable, could also affect the price or level of that Reference Asset. The reference sponsor may discontinue or suspend calculation or dissemination of the relevant Reference Asset or the underlying index of the relevant Reference Asset, as applicable. Any such actions could affect the value of the notes.

The notes will not accrue dividends or other distributions and will not entitle the holder to voting rights.

The return on your notes may not reflect the return you would realize if you actually owned the Reference Asset. As a holder of the notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of any stocks or futures contracts underlying the Reference Asset or the underlying index of the Reference Asset, as applicable, would have.

In the case of notes with a maturity of more than one year, your notes generally should be treated as debt instruments that are subject to the special rules governing contingent payment debt obligations for U.S. federal income tax purposes.

The notes generally should be treated as debt instruments that are subject to the special rules governing contingent payment debt obligations for U.S. federal income tax purposes (assuming a maturity of more than one year). If you are a U.S. individual or taxable entity, you generally will be required under these rules to include original issue discount in gross income each year on a constant yield to maturity basis using the “comparable yield” for the notes, subject to adjustment to take into account any differences between actual and projected payments on the notes. The comparable yield is used solely for U.S. federal income tax purposes and is neither a prediction nor a guarantee of what your actual yield will be on any notes. In addition, any gain you recognize on the sale or exchange of a note, or the settlement of a note at maturity, generally will be taxed as ordinary interest income. For a more complete discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below.

Market disruptions may adversely affect your return.

With respect to Reference Assets that are indices or funds, the calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly valuing the Reference Asset on any valuation date and calculating the amount that we are required to pay you, if any, on any interest payment date (including the maturity date). These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events is material, it is possible that the final valuation date and the maturity date or any valuation date will be postponed and your return will be adversely affected. In addition, for notes linked to a Reference Asset that includes a commodity index, if we or our affiliates are unable to properly hedge our obligations under the notes, we have the right, but not the obligation, to accelerate the payment on your notes and pay you an amount determined in good faith in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. See “Additional Terms of the Notes—Market Disruption Events”.

The value of shares of a fund that tracks an index may not completely track the level of the index that underlies the fund (the “underlying index”).

Although the trading characteristics and valuations of shares of a Reference Asset that is a fund will usually mirror the characteristics and valuations of the underlying index, the value of the shares of such Reference Asset may not completely track the level of the underlying index. The value of a Reference Asset that is a fund may reflect transaction costs and fees incurred or imposed by the issuer of the fund (the “reference issuer”) that are not included in the calculation of the underlying index. Additionally, because such Reference Asset may not actually hold all of the stocks that comprise the underlying index but invests in a representative sample of securities which have a similar investment profile as the stocks that comprise the underlying index, a Reference Asset that is or includes a fund may not fully replicate the performance of the underlying index.

Additional Risks Related to Notes Linked to a Basket

Changes in the prices or levels of the basket components may offset each other.

If the notes are linked to a basket of basket components, then at a time when the price or level of one or more of the basket components increases, the price or level of one or more of the other basket components may not increase by the same amount or may even decline. Therefore, in calculating the basket return, changes in the prices or levels of one or more of the basket components may be moderated, or wholly offset, by lesser changes or opposing changes in the prices or levels of one or more of the other basket components. If the basket components are not equally weighted, a change in a more heavily weighted basket component may have a greater effect on the return of the notes linked to that basket than an equal or greater change in the value of a less heavily weighted basket component. As a result, even if the levels of one or more basket components increase over the term of the notes, the basket return might nonetheless be negative. Similarly, for Bearish Notes linked to a basket even if the levels of one or more basket components decrease over the term of the notes, the basket return might nonetheless be positive. See “Payments on the Notes—Notes Linked to a Basket”.

Additional Risk Related to Indices

Our right to use any index may be suspended or terminated.

We have been granted, or will be granted, a non-exclusive right to use the indices described in any accompanying index supplement and related trademarks in connection with the notes. If we breach our obligations under any license, the sponsors with respect to the index or indices to which such license relates may have the right to terminate the license. If the sponsors choose to terminate their license agreement, we may no longer have the right under the terms of the license agreement to use the index and related trademarks in connection with the notes. If our right to use any index to which your notes are linked is suspended or terminated for any reason, it may become difficult or impossible for us to determine the level of the index and consequently any interest payments on your notes. See “Additional Terms of the Notes—Discontinuance or Modification of a Reference Asset that is an Index”.

Additional Risks Related to Notes Linked to Equity Indices and Funds

If the Reference Asset includes an equity index that is not a total return index, the level of the Reference Asset will not reflect dividends on the equity securities included in such index.

If the notes are linked to an equity index that is not a total return index, the level of such index will not reflect the dividends paid on securities included in such index. This is because the calculation agent will determine the level of the index on the valuation dates and calculate the reference return by reference to the level of the index on the valuation dates. The level of the index may reflect the prices of the equity securities as calculated in such index without taking into consideration the value of dividends paid on those equity securities.

Investments in notes linked to Reference Assets that are equity funds may involve industry concentration risks.

The stocks included in an underlying index may be stocks of companies representing a particular market sector. As a result, an investment in the notes will be concentrated in this single sector. Although an investment in the notes will not give noteholders any ownership or other direct interests in the stocks comprising the relevant underlying index, the return on an investment in the notes will be subject to certain risks similar to those associated with direct equity investments in the market sector represented by the relevant underlying index.

Additional Risks Related to Foreign Currencies and Non-U.S. Securities Markets

If the Reference Asset includes a foreign index, a foreign fund or one or more exchange rates, the notes may be subject to currency exchange risk.

If the Reference Asset includes an equity index or equity fund comprised of foreign equity securities or if the Reference Asset includes one or more exchange rates, the holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities composing that foreign index or held by that foreign fund trade and with respect to the specific exchange rates included in the Reference Asset. An investor’s exposure will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

If the Reference Asset includes a foreign equity fund or a foreign equity index, an investment in the notes may be subject to risks associated with non-U.S. securities markets.

Some or all of the equity securities that compose a foreign index or are held by a foreign fund may have been issued by non-U.S. companies. Investments in securities linked in whole or in part to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

The economies of emerging market countries in particular face several concerns, including relatively unstable governments which may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and which may have less protection of property rights than more developed countries. These economies may also be based on only a few industries, be highly vulnerable to changes in local and global trade conditions and may suffer from extreme and volatile debt burdens or inflation rates. In addition, local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. The risks of the economies of emerging market countries are relevant for notes where the Reference Asset includes a fund or an index composed of securities traded in one or more emerging market countries.

Additional Risks Related to Commodity Indices

If the Reference Asset includes a commodity index, you will not have rights in the exchange-traded futures contracts on the commodities underlying the commodity index.

As an owner of notes linked to a commodity index, you will not have rights that holders of exchange-traded futures contracts on the commodities underlying a commodity index may have.

Owning notes linked to a Reference Asset that includes a commodity index is not the same as owning the commodities underlying the commodity index or the futures contracts that compose the commodity index, or any other commodity-related contracts directly.

The return on notes linked to a Reference Asset that is a commodity index will not reflect the return you would realize if you actually purchased the futures contracts that compose a commodity index, or exchange-traded or over-the-counter instruments based on any commodity index. You will not have any rights that holders of such assets or instruments have.

If the Reference Asset includes a commodity index, suspension or disruptions of market trading in relevant commodity and related futures markets may adversely affect the value of the notes.

The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the level of a commodity index and, therefore, the value of notes linked to a commodity index.

If the Reference Asset includes a commodity index, the notes will not be regulated by the Commodity Futures Trading Commission.

If the Reference Asset includes a commodity index, the proceeds received by us from the sale of the notes will not be used to purchase or sell any commodity futures contracts or options on futures contracts for your benefit. An investment in the notes does not constitute an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (a “commodity pool”), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”). You will not benefit from the CFTC’s or any

non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange. The notes will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

If the Reference Asset includes a commodity index, the commodity futures contracts underlying such commodity index are subject to legal and regulatory regimes that may change in ways that could affect our ability to hedge our obligations under the notes, and/or could lead to the early acceleration of your notes.

Futures contracts and options on futures contracts markets are subject to extensive statutes, regulations, and margin requirements. The CFTC and the exchanges on which futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices which may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by governmental and judicial action. The effects of any future legal or regulatory change on the value of the notes is impossible to predict, but could be substantial and adverse to the interests of noteholders.

If the Reference Asset includes a commodity index, upon the occurrence of legal or regulatory changes that the calculation agent determines have interfered with our or our affiliates’ ability to properly hedge our obligations under the notes, or if for any other reason we or our affiliates are unable to properly hedge our obligations, we may, in our sole and absolute discretion, accelerate the payment on your notes and pay you an amount determined in good faith and in a commercially reasonable manner by the calculation agent. If the payment on your notes is accelerated, your investment may result in a loss and you may not be able to reinvest your money in a comparable investment. See “Additional Terms of the Notes—Consequences of a Commodity Hedging Disruption Event”.

PRICING SUPPLEMENT OVERVIEW

The pricing supplement for each offering of notes will contain the detailed information and terms with respect to that particular offering. The pricing supplement also may supplement, update or change information contained in this product supplement no. MP-1, any index supplement, the prospectus supplement and the prospectus. If the terms described in the applicable pricing supplement are inconsistent with those described herein or in the prospectus, index supplement, or prospectus supplement, the terms described in the applicable pricing supplement will be controlling. Any pricing supplement should be read along with this product supplement no. MP-1, any applicable index supplement, the prospectus supplement and the prospectus. It is important that you consider carefully all of the information in the pricing supplement, this product supplement no. MP-1, any applicable index supplement, the prospectus supplement and the prospectus when making your investment decision.

Terms Specified in a Pricing Supplement. The following is a partial listing of the information and terms of a note offering which may be included in a pricing supplement:

•	initial public offering price,

•	agents’ commission or discount, if any,

•	Reference Asset and reference sponsor or reference issuer,

•	ticker symbol of Reference Asset,

•	pricing date,

•	settlement date,

•	maturity date and any terms related to any extension of the maturity date not otherwise set forth in this product supplement no. MP-1,

•	Initial Level of the Reference Asset,

•	method of calculating the Index Appreciation Rate,

•	Participation Rate,

•	interest payment dates,

•	valuation dates or observation period, as applicable, and whether the notes will have intraday valuation,

•	minimum interest payment, if any,

•	CUSIP number,

•	ISIN, if applicable, and

•	any other applicable terms.

PAYMENTS ON THE NOTES

Interest Payments

Subject to the occurrence of a market disruption event, interest may be payable on the notes on the maturity date based on the performance of the Reference Asset. Unless otherwise specified in the applicable pricing supplement and subject to the minimum interest payment, if any, the interest payment will be equal to the principal amount of your notes multiplied by product of the Index Appreciation Rate and the Participation Rate. The interest payment at maturity cannot be less than zero.

Any interest payable on your notes on the maturity date will be determined based on the Index Appreciation Rate and the Participation Rate. Unless otherwise specified in the applicable pricing supplement, for notes other than Bearish Notes, the Index Appreciation Rate will equal the quotient of (x) the Final Level of the Reference Asset minus the Initial Level of the Reference Asset divided by (y) the Initial Level of the Reference Asset. For Bearish Notes, the Index Appreciation Rate will equal the quotient of (x) the Initial Level of the Reference Asset minus the Final Level of the Reference Asset divided by (y) the Initial Level of the Reference Asset. Unless otherwise specified in the applicable pricing supplement, the Final Level of the Reference Asset will be either the closing level of the Reference Asset on the final valuation date or the arithmetic average of the closing levels of the Reference Asset on several specified valuation dates. Unless otherwise specified in the applicable pricing supplement, the Initial Level of the Reference Asset will be the closing level of the Reference Asset on the pricing date. The Participation Rate adjusts the Index Appreciation Rate to determine the interest payable on your notes. The Participation Rate will be a percentage, reflecting the portion of the performance of the Reference Asset that will be payable as interest on your notes. The Participation Rate may be greater than or less than 100%.

For notes other than Bearish Notes:

•

If the Participation Rate is less than 100%, then the interest payment on the notes will be less than the change in the level of the Reference Asset reflected in the Index Appreciation Rate. For example, if the Final Level is 110, the Initial Level is 100 and the Participation Rate is 70%, then the Index Appreciation Rate will be equal to 10% ((110 - 100) / 100), but the rate of interest payable on the notes will be 7% (70% x 10%). Subject to any minimum interest payment, no interest will be payable if the Final Level is less than or equal to the Initial Level.

•

If the Participation Rate is greater than 100%, then the interest payment on the notes will be greater than the change in the level of the Reference Asset reflected in the Index Appreciation Rate. For example, if the Final Level is 110, the Initial Level is 100 and the Participation Rate is 120%, then the Index Appreciation Rate will be equal to 10% ((110 - 100) / 100), but the rate of interest payable on the notes will be 12% (120% x 10%). Subject to any minimum interest payment, no interest will be payable if the Final Level is less than or equal to the Initial Level.

For Bearish Notes:

•

If the Participation Rate is less than 100%, then the interest payment on the notes will be less than the change in the level of the Reference Asset reflected in the Index Appreciation Rate. For example, if the Final Level is 90, the Initial Level is 100 and the Participation Rate is 70%, then the Index Appreciation Rate will be equal to 10% ((100 - 90) / 100), but the rate of interest payable on the notes will be 7% (70% x 10%). Subject to any minimum interest payment, no interest will be payable if the Final Level is greater than or equal to the Initial Level.

•

If the Participation Rate is greater than 100%, then the interest payment on the notes will be greater than the change in the level of the Reference Asset reflected in the Index Appreciation Rate. For example, if the Final Level is 90, the Initial Level is 100 and the Participation Rate is 120%, then the Index Appreciation Rate will be equal to 10% ((100 - 90) / 100), but the rate of interest payable on the notes will be 12% (120% x 10%). Subject to any minimum interest payment, no interest will be payable if the Final Level is greater than or equal to the Initial Level.

Any minimum interest payment will be specified in the applicable pricing supplement. Unless otherwise specified in the applicable pricing supplement, no minimum interest payment will be payable with respect to the notes. In addition, if the applicable pricing supplement does not specify periodic interest payments, then no interest payments will be payable with respect to your notes prior to the maturity date.

The “valuation date”, “maturity date”, “pricing date”, “Initial Level”, “Final Level”, “Index Appreciation Rate” and “Participation Rate” will be specified in the applicable pricing supplement.

Principal Payments

Subject to the impact of a market disruption event (including the early acceleration of the amounts due and payable under the notes under certain circumstances), unless otherwise specified in the applicable pricing supplement, on the maturity date, you will receive an amount in cash equal to the outstanding principal amount of your notes, subject to the credit risk of SunTrust Banks, Inc.

Notes Linked to a Basket

Unless otherwise specified in the relevant pricing supplement, for notes other than Bearish Notes linked to a basket, any interest payments and the payment on the maturity date will be based on a “Basket Return”, where the Basket Return is calculated as follows:

The Basket Return equals the sum of the Basket Component Returns for each basket component included in the basket multiplied by the Participation Rate. The Basket Component Return for each basket component in the basket will be calculated as the quotient of (i) the Final Level of the relevant basket component minus the Initial Level of such basket component divided by (ii) the Initial Level of such basket component, and then multiplied by the weighting of the relevant basket component within the basket. The Final Level of each basket component will be either the closing level of the basket component on the final valuation date or the arithmetic average of the closing levels of the basket component on several specified valuation dates. The Initial Level of each basket component will be the closing level of such basket component on the pricing date.

Unless otherwise specified in the relevant pricing supplement, for Bearish Notes linked to a basket, any interest payments and the payment on the maturity date will be based on a Basket Return, calculated as follows:

The Basket Return equals the sum of the Basket Component Returns for each basket component included in the basket multiplied by the Participation Rate. The Basket Component Return for each basket component in the basket will be calculated as the quotient of (i) the Initial Level of the relevant basket component minus the Final Level of such basket component divided by (ii) the Initial Level of such basket component, and then multiplied by the weighting of the relevant basket component within the basket. The Final Level of each basket component will be either the closing level of the basket component on the final valuation date or the arithmetic average of the closing levels of the basket component on several specified valuation dates. The Initial Level of each basket component will be the closing level of such basket component on the pricing date.

The weighting of each basket component within the basket will be expressed as a percentage of the total basket and will be specified in the applicable pricing supplement.

Certain Definitions for Notes Linked to a Basket

Basket Return:	The product of (i) the sum of the Basket Component Returns of the basket components multiplied by (ii) the Participation Rate.

Basket Component Return:	With respect to a basket component, the Index Appreciation Rate with respect to such basket component multiplied by the applicable weighting of such basket component specified in the pricing supplement.

Index Appreciation Rate:	(Final Level – Initial Level) / Initial Level

Except for Bearish Notes, calculated as:

(Initial Level – Final Level) / Initial Level

Final Level:	Unless otherwise specified in the applicable pricing supplement, either the closing level of the basket component on the valuation date or the arithmetic average of the closing levels of the basket component on each of several specified valuation dates.

Initial Level:	Unless otherwise specified in the applicable pricing supplement, the closing level of the basket component on the pricing date.

Value of the Notes Prior to Maturity

The market value of the notes will be affected by a number of interrelated factors including, but not limited to, the price or level of the Reference Asset in relation to the Initial Level, supply and demand, the volatility of the Reference Asset, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of SunTrust Banks, Inc. You should understand that the market value of the notes is driven by a range of interrelated factors and that, while the price or level of the Reference Asset is an important variable, it cannot be used as the sole measure to determine the value of this investment. You should not use any single variable to determine the value of this investment.

ADDITIONAL TERMS OF THE NOTES

The notes will be issued by SunTrust Banks, Inc. under an indenture dated September 10, 2007, between us and U.S. Bank National Association, as trustee (as may be supplemented from time to time). This product supplement no. MP-1 summarizes specific financial and other terms that apply to the notes. Terms that apply generally to all medium-term notes are described in “Description of Notes” in the accompanying Series A Medium Term Notes prospectus supplement. This document supplements the prospectus supplement and prospectus and, if the terms described in this product supplement no. MP-1 are inconsistent with the terms described in those documents, the terms described in this document are controlling.

Please note that the information about the price of the notes and net proceeds to us in the applicable pricing supplement relates only to the initial sale of the notes. If you have purchased the notes in a purchase/resale transaction after the initial sale, information about the price and date of sale with respect to your purchase will be provided in a separate confirmation of sale from your broker-dealer.

Denominations

Unless otherwise stated in the applicable pricing supplement, the notes will be issued in minimum denominations of $1,000, increased in multiples of $1,000.

Maturity Date and Final Valuation Date

If the maturity date stated in the applicable pricing supplement is not a business day (as defined below), the amounts payable at maturity will be paid on the next following business day. Unless otherwise specified in the applicable pricing supplement, the maturity date will be three business days after the final valuation date. If the stated final valuation date as specified in the applicable pricing supplement occurs on a day that is not a scheduled trading day (as defined below), the final valuation date will be the first succeeding scheduled trading day. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. If a market disruption event that is a commodity hedging disruption event occurs, we may accelerate payment of amounts due on the notes. We describe market disruption events under “Market Disruption Events” below.

Business Day

Any payment on the notes that would otherwise be due on a day that is not a business day (as defined in the prospectus supplement) may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under “Maturity Date and Final Valuation date” above.

Calculation Agent

SunTrust Bank will act as the calculation agent. The calculation agent will determine, among other things, the Initial Level, Final Level and Index Appreciation Rate of the Reference Asset and the calculation of the Basket Component Return and Basket Return, if applicable. The calculation agent will also determine whether there has been a market disruption event, a commodity hedging disruption event or the discontinuation of any index or fund, the amount payable to you in the event of an early acceleration and whether there has been a material change in the method of calculation of any index or fund, as well as which exchange traded fund will be substituted for a fund that is de-listed, liquidated or otherwise terminated; whether an underlying index has been changed in a material respect and whether a fund has been modified so that such fund does not, in the opinion of the calculation agent, fairly represent the price of such fund had those modifications not been made. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m., New York City time, on the business day preceding the maturity date.

All calculations with respect to the level of the Reference Asset, any index or fund or the basket or any basket component will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Market disruption events may exist with respect to indices and funds as described below. With respect to an index, “market disruption event” shall mean an “index disruption event” as defined below. With respect to a fund, “market disruption event” shall mean a “fund disruption event” as defined below.

The following applies to Reference Assets that are indices:

If any valuation date is not a scheduled trading day with respect to an index, then the valuation date with respect to that index will be the next day that is a scheduled trading day with respect to that index. If an index disruption event (as defined below) exists for an index on any valuation date, then such valuation date for that index will be the next scheduled trading day for which there is no index disruption event with respect to that index. If an index disruption event exists with respect to a valuation date for an index on five consecutive scheduled trading days, then that fifth scheduled trading day will be the valuation date for that index, and the value of that index will be determined by means of the formula for and method of calculating that index which applied just prior to the index disruption event, using the relevant exchange traded or quoted price of each stock in that index (or a good faith estimate of the value of a security in that index which is itself the subject of an index disruption event). For the avoidance of doubt, if no index disruption event exists with respect to an index on a valuation date for that index, the determination of that index’s value will be made on the originally scheduled valuation date, irrespective of the existence of an index disruption event with respect to one or more other Reference Assets. If any valuation date for any index is postponed, then the maturity date, and/or any interest payment date, as applicable, will also be postponed by an equal number of scheduled trading days and no interest will be paid in respect of such postponement.

Unless otherwise specified in the relevant pricing supplement, “index disruption event” means, with respect to an index, any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges or otherwise, (A) relating to any component security or futures contract included in the Reference Asset or (B) in futures or options contracts relating to a component security or the Reference Asset on any related exchange; or

(ii) Any event (other than any event described in (iii) or (iv) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in or obtain market values or settlement prices for any component security or futures contract included in the Reference Asset or (B) to effect transactions in or obtain market values or settlement prices for, futures or options contracts relating to a component security or the Reference Asset on any relevant related exchange; or

(iii) The closure on any scheduled trading day of any relevant exchange or related exchange prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on the exchange and (ii) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day); or

(iv) A commodity hedging disruption event.

If the Reference Asset includes a commodity index, “commodity hedging disruption event” means that:

(a) due to (i) the adoption of, or any change in, any applicable law, regulation or rule or (ii) the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law, rule, regulation or order, occurring on or after the pricing date, the calculation agent determines in good faith that it is contrary to such law, rule, regulation or order to purchase, sell, enter into, maintain, hold, acquire or dispose of our or our affiliates’ (A) positions or contracts in securities, options, futures, derivatives or foreign exchange or (B) other instruments or arrangements, in each case, in order to hedge individually or in the aggregate on a portfolio basis our obligations under the notes (“hedge positions”), including, without limitation, if such hedge positions are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the hedge positions are counted towards such limit); or

(b) for any reason, we or our affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, reestablish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) the calculation agent deems necessary to hedge the risk of entering into and performing our commodity-related obligations with respect to the notes, or (ii) realize, recover or remit the proceeds of any such transaction(s) or asset(s). See “Consequences of a Commodity Hedging Disruption Event” below.

“Related exchange” means, with respect to an index, each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided the calculation agent has determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Reference Asset or component security.

“Relevant exchange” means, with respect to an index, the primary exchange or quotation system for any component security or futures contract then included in the Reference Asset.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for their respective regular trading sessions.

The following applies to Reference Assets that are funds:

If any valuation date is not a scheduled trading day with respect to a fund, then the valuation date with respect to that fund will be the next day that is a scheduled trading day with respect to that fund. If a fund disruption event (as defined below) exists for a fund on any valuation date then such valuation date for that fund will be the next scheduled trading day for which there is no fund disruption event with respect to that fund. If a fund disruption event exists with respect to any valuation date for a fund on five consecutive scheduled trading days, then that fifth scheduled trading day will be the valuation date and the calculation agent will determine the value of the fund on that date in good faith and in its sole discretion using its estimate of the exchange traded price for the fund that would have prevailed but for that fund disruption event. For the avoidance of doubt, if no fund disruption event exists with respect to a fund on any valuation date for that fund, the determination of that fund’s value will be made on the originally scheduled valuation date, irrespective of the existence of a fund disruption event with respect to one or more other Reference Assets. If any valuation date for any fund is postponed, then the maturity date, and/or any interest payment date, as applicable, will also be postponed by an equal number of scheduled trading days and no interest will be paid in respect of such postponement.

Unless otherwise specified in the relevant pricing supplement, “fund disruption event” means, with respect to a fund, any scheduled trading day on which any relevant exchange or related exchange for such fund fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the calculation agent determines is material:

(i) Any suspension of or limitation imposed on trading by any relevant exchanges or related exchanges for such fund or otherwise, whether by reason of movements in price exceeding limits permitted by the relevant exchanges or related exchanges or otherwise, (A) relating to shares of the Reference Asset, (B) relating to any security included in the underlying index of the Reference Asset or (C) in futures or options contracts relating to the Reference Asset or the underlying index of the Reference Asset, on any related exchange; or

(ii) Any event (other than any event described in (iii) below) that disrupts or impairs (as determined by the calculation agent) the ability of market participants in general (A) to effect transactions in or obtain market values for shares of the Reference Asset, (B) to effect transactions in, or obtain market values for any security included in the underlying index of the Reference Asset, or (C) to effect transactions in or obtain market values for, futures or options contracts relating to the Reference Asset or the underlying index of the Reference Asset on any relevant related exchange; or

(iii) The closure on any scheduled trading day of any relevant exchange relating to shares of the fund or relating to any security included in the underlying index of the fund or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on the exchange and (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day.

“Related exchange” means, with respect to a fund, each exchange or quotation system or any successor to such exchange or quotation system or any substitute exchange or quotation system to which trading in the futures or options contracts relating to the Reference Asset or the underlying index of the Reference Asset has temporarily relocated (provided that the calculation agent has determined that there is comparable liquidity relative to the futures or options contracts relating to the Reference Asset or the underlying index of the Reference Asset on such temporary substitute exchange or quotation system as on the original related exchange) on which futures or options contracts relating to the Reference Asset or the underlying index of the Reference Asset are traded where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Reference Asset or the underlying index.

“Relevant exchange” means, with respect to a fund, any exchange on which shares of the fund or securities then included in the underlying index of the fund trade, where such trading has a material effect (as determined by the calculation agent) on the overall market for trading of such securities.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for trading for their respective regular trading sessions.

Consequences of a Commodity Hedging Disruption Event

If a commodity hedging disruption event occurs, we will have the right, but not the obligation, to accelerate the payment on the notes by providing, or causing the calculation agent to provide, written notice of our election to exercise such right to the trustee at its New York office, on which notice the trustee may conclusively rely, as promptly as possible and in no event later than the business day immediately following the day on which the calculation agent determines that a commodity hedging disruption event has occurred (such date, the “commodity hedging disruption date”). The amount due and payable upon such early acceleration will be determined on the date on which we deliver notice of such acceleration by the calculation agent in good faith in a commercially reasonable manner and will be payable on the fifth business day following the commodity hedging disruption date. We will provide, or will cause the calculation agent to provide, written notice to the trustee at its New York office of the cash amount payable with respect to the notes as promptly as possible and in no event later than two business days prior to the date on which such payment is due. For the avoidance of doubt, the determination set forth above is only applicable to the amount due with respect to acceleration as a result of a commodity hedging disruption event.

Discontinuance or Modification of a Reference Asset that is an Index

If a reference sponsor discontinues publication of or otherwise fails to publish a Reference Asset that is an index on any day on which the Reference Asset is scheduled to be published and an entity acceptable to the calculation agent calculates and announces that index or the index is replaced by a successor or substitute index that the calculation agent determines to be comparable to the discontinued index, then that successor index (the “successor index”) will be deemed to be the Reference Asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If the Reference Asset is discontinued or if the reference sponsor fails to publish the Reference Asset and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the reference value using the same general methodology previously used by the reference sponsor. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the Reference Asset or a successor index is available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the Reference Asset or a successor index, or the level thereof, is changed in a material respect, or if the Reference Asset or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of the Reference Asset or successor index does not fairly represent the level of the Reference Asset or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made. If, for example, the method of calculating the Reference Asset or a successor index is modified so that the level of the Reference Asset or successor index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust the Reference Asset or successor index in order to arrive at a level of the Reference Asset or successor index as if it had not been modified. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Reference Asset may adversely affect the value of, and trading in, the notes.

Share Delisting or Suspension of Trading in the Shares of a Fund; Termination of a Fund; and Discontinuation of the Underlying Index of a Fund

A delisting shall be deemed to have occurred if, at any time during the period from and including the issue date to and including the final valuation date, the relevant exchange announces that pursuant to the rules of such exchange, the Reference Asset ceases (or will cease) to be listed, traded or publicly quoted on the relevant exchange for any reason and is not immediately re-listed, re-traded or re-quoted on a U.S. exchange or quotation system. The effective date of such delisting shall be the date of the announcement of delisting by the relevant exchange.

If the shares of the Reference Asset are delisted from, or trading of shares of the Reference Asset is suspended on, the relevant exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the calculation agent determines, in its sole discretion, to be comparable to the shares of the Reference Asset (any such trading successor or substitute securities, the “successor shares”), such successor shares will be deemed to be the Reference Asset for all purposes relating to the notes, including for purposes of determining whether a market disruption event exists. Upon any selection by the calculation agent of successor shares, the calculation agent will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to the registered holders of the notes.

If the shares of the Reference Asset are delisted from, or trading of the shares of the Reference Asset is suspended on, the relevant exchange and successor shares that the calculation agent determines to be comparable to the shares of the Reference Asset are not listed or approved for trading on a major U.S. exchange or market, then the calculation agent will determine the reference value using the same general methodology previously used by the reference issuer. The calculation agent will continue to make that determination until the earlier of (i) the final valuation date or (ii) a determination by the calculation agent that the Reference Asset or successor shares are available. In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If the Reference Asset is liquidated or otherwise terminated (a “termination event”), the final value of the shares of the Reference Asset on the final valuation date will be determined by the calculation agent in accordance with the general procedures last used to calculate the underlying index of the Reference Asset prior to any such termination event. The calculation agent will cause notice of the termination event and calculation of the final value as described above to be furnished to us and the trustee and we will provide notice thereof to registered holders of the notes.

If a termination event has occurred with respect to the Reference Asset and the underlying index sponsor discontinues publication of the underlying index and if the underlying index sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the underlying index, then the level of the underlying index will be determined by reference to the level of that comparable index, which we refer to as a “successor underlying index.” Upon any selection by the calculation agent of a successor underlying index, the calculation agent will cause notice to be furnished to us and the trustee and we will cause notice thereof to be furnished to us and the trustee and we will provide notice thereof to registered holders of the notes.

If a termination event has occurred and the underlying index sponsor discontinues publication of the underlying index and a successor underlying index is not selected by the calculation agent or is no longer published from the date of the termination event up to and including the final valuation date, the level to be substituted for the underlying index on any valuation date will be a level computed by the calculation agent for that date in accordance with the procedures last used to calculate the underlying index prior to any such discontinuance.

If a successor underlying index is selected or the calculation agent calculates a level as a substitute for the underlying index as described above, the successor underlying index or level, as the case may be, will be substituted for the underlying index for all purposes, including for purposes of determining whether a market disruption event occurs.

All determinations made by the calculation agent will be at the discretion of the calculation agent and will be conclusive for all purposes and binding on the holders of notes, absent manifest error.

Adjustments to a Fund

Following the declaration by a reference issuer of the terms of any potential adjustment event (as defined below), the calculation agent will determine whether that potential adjustment event has a diluting or concentrative effect on the theoretical value of the Reference Asset and, if so, will make such calculations and adjustments to the terms of the note as may be necessary in order to account for the economic effect of such event.

For purposes hereof, “potential adjustment event” means the occurrence of any of the following after the issue date of the notes:

(i) a subdivision, consolidation or reclassification of the shares of the Reference Asset, or a free distribution or dividend of any shares of the Reference Asset to existing holders by way of bonus, capitalization or similar issue;

(ii) a distribution or dividend to existing holders of (A) shares of the Reference Asset, or (B) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of the reference issuer equally or proportionately with such payments to holders of those shares or (C) share capital or other securities of another issuer acquired or owned (directly or indirectly) by the reference issuer as a result of a spin-off or other similar transaction or (D) other types of securities, rights or warrants or other assets, in any case for payment (cash or other) at less than the prevailing market price as determined by the calculation agent;

(iii) an extraordinary dividend;

(iv) a call by the relevant reference issuer in respect of shares of the Reference Asset that are not fully paid;

(v) a repurchase by the reference issuer of shares of the Reference Asset whether out of profits or capital and whether the consideration for such repurchase is cash, securities or otherwise;

(vi) any other similar event that may have a diluting or concentrative effect on the theoretical value of the shares of the Reference Asset.

Settlement

Unless otherwise specified in the applicable pricing supplement, we expect that the delivery of the notes will be made against payment therefor on or about the initial settlement date specified on the cover page of the applicable pricing supplement, which will be the third business day following the pricing date of the notes (the settlement cycle being referred to as “T+3”).

In some circumstances, the applicable pricing supplement may state that the delivery of the notes will be made against payment therefor on or about the fourth or fifth business day following the pricing date of the notes (such settlement cycles being referred to as “T+4” and “T+5” respectively). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is included for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations or other pass-through entities, banks or other financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities holdings, persons holding notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale” or “conversion transaction,” persons (other than Non-U.S. Holders, as defined below) whose functional currency for tax purposes is not the U.S. dollar, persons holding notes in a tax-deferred or tax-advantaged account and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local jurisdiction, or of any foreign jurisdiction, that may be applicable to a particular holder.

This summary is directed solely to holders that will purchase notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment.

This summary describes certain U.S. federal income tax consequences that are generally expected to apply to an investment in the notes. However, it does not provide a detailed description of all of the tax consequences (or special tax considerations) that may apply with respect to any particular note based on its specific terms. In appropriate cases (including, for example, in the case of a note that is subject to a loss of principal due to a decline in the price or level of the reference asset), the applicable pricing supplement for a particular note may include a discussion that modifies, supplements or supersedes the discussion of the tax treatment of the notes set forth herein.

Holders should consult their own tax advisors concerning the U.S. federal income tax consequences to them of acquiring, owning, and disposing of notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this product supplement no. MP-1, the term “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

As used in this product supplement no. MP-1, the term “Non-U.S. Holder” means a beneficial owner of notes that is not a U.S. Holder and not a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and, accordingly, this summary does not apply to partnerships. A partner of a partnership holding notes should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of notes.

U.S. Holders

For U.S. federal income tax purposes, we intend to treat notes having a term of one year or less as debt instruments that are subject to the rules governing short-term debt obligations, and notes having a term of more than one year as debt instruments that are subject to the Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). Unless otherwise stated, the remainder of this discussion assumes such treatment.

Short-Term Debt Obligations

Under Treasury regulations, a short-term debt obligation (that is, a debt obligation having a maturity of one year or less) is treated as issued at a discount equal to the difference between all amounts payable on the obligation and the obligation’s issue price. Accordingly, we will treat any note having a maturity of one year or less (a “short-term note”) as issued at a discount, for U.S. federal income tax purposes, in an amount equal to the excess of all payments due on the note over the note’s issue price. Under the rules applicable to short-term debt obligations, accrual method U.S. Holders, and cash method U.S. Holders that elect to accrue the discount currently, should include the discount in income as it accrues on a straight-line basis, unless they elect to accrue the discount on a constant yield method based on daily compounding. Because the amounts payable on the notes are contingent, the application of these rules to the notes is uncertain. Accordingly, U.S. Holders should consult their tax advisors regarding the determination of the amount of any interest accruals on their short-term notes.

Cash method U.S. Holders that have not elected to include discount in income as it accrues generally will be required to defer deductions with regard to any interest paid on indebtedness incurred to purchase or carry short-term notes in an amount not exceeding the accrued discount that has not yet been included in income.

Upon a sale or exchange (other than at maturity) of a short-term note, a U.S. Holder should generally recognize gain or loss with respect to the security in an amount equal to the difference between the amount realized on the sale or exchange and the U.S. Holder’s adjusted tax basis in the note (which will generally equal the amount paid by the holder to acquire the note, increased by any discount previously included in income and decreased by the amount of any payments previously made with respect to the note). Any loss recognized on the sale or exchange of the note will be treated as short-term capital loss. It is not clear, however, to what extent gain from a sale or exchange prior to maturity should be characterized as capital gain or ordinary income. U.S. Holders should consult their tax advisors regarding the proper treatment of any gain or loss recognized upon a sale or exchange of a short-term note.

Upon settlement of a short-term note at maturity, the excess, if any, of the amount paid at maturity over a U.S. Holder’s tax basis in the note should generally be treated as ordinary income. If, however, the amount paid at maturity is less than the holder’s tax basis in the note, the difference should be treated as a short-term capital loss.

Contingent Payment Debt Obligations

Accrual of Original Issue Discount. As noted above, we intend to treat notes having a term of more than one year as debt instruments that are subject to the Contingent Payment Regulations. Under these regulations, a U.S. Holder will be required to accrue original issue discount (“OID”) on the notes in the manner described below.

We are required to determine a “comparable yield” for the notes. The “comparable yield” is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. The comparable yield may be greater than or less than the stated interest with respect to the notes. Solely for purposes of determining the amount of OID that a U.S. Holder will be required to accrue on a note, we are also required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity equal to the comparable yield. The projected payment schedule generally is not revised to account for changes in circumstances that occur while the notes are outstanding.

The comparable yield and the projected payment schedule for the notes will be provided in the applicable pricing supplement. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes. A U.S. Holder is generally bound by the comparable yield and the projected payment schedule established by us for the notes. However, if a U.S. Holder believes that the projected payment schedule is unreasonable, the holder must determine its own projected payment schedule and explicitly disclose the use of such schedule and the reason for using the schedule on its timely filed U.S. federal income tax return for the taxable year in which it acquires the notes.

U.S. Holders will be required to accrue OID in respect of the notes at a rate equal to the comparable yield. The amount of OID allocable to each accrual period will be the product of the “adjusted issue price” of the notes at the beginning of each such accrual period and the comparable yield (properly adjusted for the length of the accrual period). The “adjusted issue price” of the notes at the beginning of an accrual period will equal the issue price of the notes plus the amount of OID previously includible in the gross income of the U.S. Holder, and reduced by the projected amount of interest payments previously made on the notes. The issue price of the notes will be the first price at which a substantial amount of the notes are sold to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters). The amount of OID includible in the income of each U.S. Holder for each taxable year will generally equal the sum of the “daily portions” of the total OID on the notes allocable to each day during the taxable year in which a U.S. Holder held the notes, regardless of the U.S. Holder’s method of accounting. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. Such OID is included in income and taxed as ordinary income. As a result of the foregoing rules, a U.S. Holder will not be required to separately include in income the interest payments on the notes except to the extent provided below under “—Adjustments to OID Accruals on the Notes.”

Adjustments to OID Accruals on the Notes. In addition to OID accrued based upon the comparable yield as described above, a U.S. Holder will be required to recognize, as interest income, an amount equal to any “net positive adjustment” (equal to the excess, if any, of actual payments over projected payments in respect of a note for a taxable year). A “net negative adjustment” (equal to the excess, if any, of projected payments over actual payments in respect of a note for a taxable year):

•	will first reduce the amount of OID in respect of the note that a holder would otherwise be required to include in income in the taxable year; and

•

to the extent of any excess, will give rise to an ordinary loss, but only to the extent that the amount of all previous OID inclusions under the note exceeds the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years.

A net negative adjustment is not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above will be carried forward to offset future income inclusions in respect of the note or to reduce the amount realized on a sale, exchange or retirement of the notes.

Sale, Exchange or Retirement. Upon a sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount received from the sale, exchange or retirement and the holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in a note will equal the price paid by the holder to acquire the note, increased by the amount of OID previously accrued by the holder in respect of the note (determined without regard to any positive or negative adjustment to OID accruals described above) and decreased by the projected amount of interest payments previously made in respect of the note. A U.S. Holder generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous OID inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. These losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if a U.S. Holder recognizes a loss above certain thresholds, it may be required to file a disclosure statement with the IRS. Prospective purchasers should consult their tax advisors regarding these limitations and reporting obligations.

Special Rule if Contingent Payment Becomes Fixed. Special rules may apply if a contingent payment on a note becomes fixed prior to maturity. For purposes of the preceding sentence, a contingent payment will be treated as fixed if (and when) all remaining contingencies with respect to the payment are remote or incidental within the meaning of the applicable Treasury regulations. Generally, under these rules a U.S. Holder would be required to make adjustments to account for the difference between the amount treated as fixed and the projected payment. In addition, the U.S. Holder would be required to make adjustments to, among other things, its accrual periods and its adjusted basis in the note. The character of any gain or loss on a sale or exchange of the note may also be affected. Prospective purchasers should consult their tax advisors concerning the application of these special rules.

Additional Tax on Net Investment Income

For taxable years beginning after December 31, 2012, non-corporate U.S. persons generally will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s tax return filing status). A U.S. Holder’s net investment income will generally include any income or gain recognized by the holder with respect to the notes (including any accrued discount or OID included in income), unless such income or gain is derived in the ordinary course of the conduct of the holder’s trade or business (other than a trade or business that consists of certain passive or trading activities).

Non-U.S. Holders

U.S. Federal Income and Withholding Tax

Payments on Notes. Subject to the discussion below under “FATCA Legislation,” amounts paid on notes by us or any paying agent to any Non-U.S. Holder, and any gain recognized by a Non-U.S. Holder on the sale, exchange or maturity of a note, generally should not be subject to U.S. federal income or withholding tax, provided that, (i) the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (ii) the Non-U.S. Holder certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements and (iii) the payment or gain is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business.

Possible Application of Section 871(m) of the Code. A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under proposed Treasury regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the notes, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the notes on or after January 1, 2014 that are treated as dividend equivalents. In that case, we or other paying agents may withhold (at a rate of 30%, subject to reduction under an applicable income tax treaty) on any such dividend equivalent payment with respect to the notes. We will not be required to pay any additional amounts on the notes with respect to any amounts withheld in respect of any dividend equivalent payments.

Taxation of Effectively Connected Income or Gain. If a Non-U.S. Holder of notes is engaged in the conduct of a trade or business within the U.S. and if income or gain on the notes is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from the U.S. federal withholding tax described above (provided the holder complies with applicable certification requirements), generally will be subject to U.S. federal income tax on such income and gain on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

U.S. Federal Estate Tax

A note held by an individual Non-U.S. Holder will not be includible in the individual’s gross estate for U.S. federal estate tax purposes if, at the time of death, the holder did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, and the income on the note would not have been effectively connected with the holder’s conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

In general, backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. In addition, information returns will be filed with the IRS in connection with payments on the notes (and OID, if any, accrued with respect to the notes) as well as in connection with the proceeds from a sale, exchange, or other disposition of notes, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

In general, backup withholding may apply in respect of the amounts paid to a Non-U.S. Holder, unless such Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person or that the conditions of any exemption are not satisfied. In addition, information returns may be filed with the IRS in connection with payments on the notes as well as in connection with the proceeds from a sale, exchange or other disposition of notes.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA Legislation

Legislation enacted on March 18, 2010 (commonly referred to as “FATCA”) generally will impose a 30% withholding tax (the “FATCA withholding tax”) on certain “withholdable payments” to a “foreign financial institution” unless the institution enters into an agreement with Treasury to collect and provide to Treasury substantial information regarding its U.S. account holders (including certain indirect U.S. account holders that hold an account through another foreign entity). The FATCA withholding tax will also apply to withholdable payments to a “non-financial foreign entity” unless the entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Withholdable payments include (i) U.S.-source payments of interest (including original issue discount), dividends and other items of fixed or determinable annual or periodical gains, profits and income, and (ii) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. Under certain circumstances, a holder may be eligible for refunds or credits of taxes withheld.

These withholding and reporting requirements generally apply to withholdable payments made after December 31, 2012. However, under proposed Treasury Regulations, the obligation to withhold under the new legislation would begin no earlier than (i) January 1, 2014 in the case of payments of interest and dividends, and (ii) January 1, 2015 in the case of payments of gross proceeds of a sale or other disposition. In addition, the proposed Treasury Regulations provide that these requirements would not apply to debt instruments issued before January 1, 2013 unless they are treated as “significantly modified” after December 31, 2012. The Proposed Treasury Regulations described above will not be effective until they are issued in final form, and as of the date of this product supplement, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Prospective investors should consult their tax advisors regarding the possible implications of the FATCA legislations to their investment in the notes.

EVENTS OF DEFAULT AND ACCELERATION

If the calculation agent determines that the notes have become immediately due and payable following an event of default (as defined in the prospectus) with respect to the notes, the calculation agent will determine the accelerated cash settlement value due and payable in the same general manner as described in “Payments on the Notes” herein. In that case, the scheduled trading day preceding the date of acceleration will be used as the final valuation date for purposes of determining the Index Appreciation Rate and the Basket Component Return and Basket Return, if applicable. If a market disruption event exists with respect to the Reference Asset on that scheduled trading day, then the final valuation date for the Reference Asset will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled final valuation date). The accelerated maturity date will also be postponed by an equal number of business days.

VALIDITY OF THE NOTES

If stated in the pricing supplement applicable to a specific issuance of notes, the validity of the notes under New York law for that issuance of notes may be passed upon for us by King & Spalding LLP.